United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2018

UNION BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)
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Virginia	0-20293	54-1598552
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1051 East Cary Street
Suite 1200
Richmond, Virginia 23219
(Address of principal executive offices, including Zip Code)
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Registrant’s telephone number, including area code: (804) 633-5031
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2018, Union Bank & Trust (the “Bank”), the wholly owned subsidiary of Union Bankshares Corporation (the “Company”), hired Ms. Maria P. Tedesco, 58, to serve as President of the Bank. Ms. Tedesco will also serve as an Executive Vice President of the Company. Ms. Tedesco’s appointment is effective September 28, 2018 (the “Effective Date”).

Ms. Tedesco was most recently Chief Operating Officer for Retail at BMO Harris Bank based in Chicago, Illinois, where she had served since 2016. She was responsible for retail products, segments, customer experience, indirect auto, consumer lending, channels and risk. Prior to that, she served as Senior Executive Vice President and Managing Director of the Retail Bank at Santander Bank, N.A. (“Santander”) from 2013 to 2015, where she was responsible for leading the U.S. retail strategy and business channels, including branch network, online, mobile, investments, mortgage, call centers, ATMs, marketing, product marketing, customer experience and program management office. Before Santander, Ms. Tedesco served in various roles at Citizens Financial Group, Inc. from 1994 until 2013, ultimately becoming Group Executive Vice President and Executive Director of the Retail Banking and Business Banking. Ms. Tedesco received her M.B.A. from Northeastern University and her B.S. from Ithaca College.

The material terms of Ms. Tedesco’s compensation will include an initial annual base salary of $450,000, subject to an annual review. Beginning in 2019, Ms. Tedesco will also be eligible to participate in the Company’s Management Incentive Plan, an annual short-term incentive plan, with a target bonus of 55% of her annual base salary, and the Company’s 2019 Long-Term Incentive Plan, with a target equity award value equal to 80% of her annual base salary. The incentive awards pursuant to these plans will be contingent upon the achievement of any corporate and/or individual performance goals established under such plans. Ms. Tedesco also will receive a cash signing bonus of $100,000 after she completes 30 days of employment. Ms. Tedesco would be required to repay the entire cash signing bonus if she voluntarily terminates her employment within the first year of employment and 50% of the cash signing bonus if she voluntarily terminates her employment within the second year of employment.

In connection with her hiring, Ms. Tedesco will be granted a performance share unit (“PSU”) award with a market value of $300,000 as of the date of the grant. The PSU award will vest upon achievement of the Company’s total shareholder return over a three-year period relative to a selected peer group. Ms. Tedesco will also be required to comply with the Company’s stock ownership guidelines, which will require her to achieve stock ownership equal to 2x her base salary over the next five years.

Upon the Effective Date, Ms. Tedesco will automatically be enrolled in the Company’s Executive Severance Plan, which entitles her as an executive officer of the Company to certain severance benefits in the case of an involuntary termination under certain circumstances, including a change-in-control. She will also be provided certain relocation benefits, including up to a $2,500 a month reimbursement for temporary living expenses for up to six months from the Effective Date, up to $35,000 for moving expenses, and realtor fees on the sale of her current home and reasonable closing costs on the purchase of a new home, with relocation and moving expenses subject to full or partial repayment if Ms. Tedesco voluntarily terminates her employment within the first three years. Ms. Tedesco will also be reimbursed for certain club dues, will receive an annual financial planning allowance of up to $10,000 and will be provided an annual medical concierge membership. Ms. Tedesco will also be eligible to participate in the Company’s employee benefit plans and programs on terms offered to similarly situated employees.

There are no arrangements or understandings between Ms. Tedesco and any other person pursuant to which she was appointed, nor are there are any family relationships between Ms. Tedesco and any of the Company’s or the Bank’s directors or executive officers. Ms. Tedesco does not have any material interest in any transactions, relationships, or arrangements with the Company or the Bank that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

In connection with Ms. Tedesco’s appointment, Mr. John C. Asbury, President and CEO of the Company, who had been serving as President of the Bank on an interim basis, will cease serving as President of the Bank on September 28, 2018.

A copy of the Company’s press release announcing Ms. Tedesco’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Union Bankshares Corporation press release dated September 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION BANKSHARES CORPORATION

Date: September 12, 2018	By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President and
Chief Financial Officer